                                                                    EXHIBIT 11

                      ARAMARK CORPORATION AND SUBSIDIARIES
               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE (1)
                      (In thousands, except per share data)

                                                                            Fiscal Year Ended
                                             -------------------------------------------------------------------------------
                                             October 3,     September 27,     September 29,     September 30,      October 1,
                                                1997             1996              1995              1994             1993
                                             ----------     -------------     -------------     -------------      ----------
Earnings:

Net income ...............................   $ 146,108        $ 109,470         $  93,503         $  86,079         $  77,132


Preferred stock dividends ................        --               (769)           (1,046)           (1,337)             (883)
                                             ---------        ---------         ---------         ---------         ---------


Net income available to common stock .....   $ 146,108        $ 108,701         $  92,457         $  84,742         $  76,249
                                             =========        =========         =========         =========         =========

Shares:

Weighted average number of common
  shares outstanding (2) .................      41,875           44,318            46,381            46,616            46,133


Impact of potential exercise opportunities
   under the ARAMARK Ownership Program ...       2,608            2,670             2,928             3,512             4,873
                                             ---------        ---------         ---------         ---------         ---------


Total common and common
   equivalent shares .....................      44,483           46,988            49,309            50,128            51,006
                                             =========        =========         =========         =========         =========


Fully diluted earnings per common and
  common equivalent share ................   $    3.28        $    2.31         $    1.88         $    1.69         $    1.49
                                             =========        =========         =========         =========         =========

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    (1)   Primary and fully diluted earnings per share are approximately the same.  Weighted average shares outstanding and earnings per share amounts for the period ending October 1, 1993 have been retroactively adjusted to reflect the November 1993 four-for-one stock split.
    (2)   Includes Class B plus Class A Common Shares stated on a Class B Common
          Share Equivalent Basis.